Issuer Free Writing Prospectus dated, August 23, 2023

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated August 14, 2023

Registration Statement No. 333-273429

PROPRIETARY AND CONFIDENTIAL I N N O H O L D I N G S I N C. Where The Shape of The Future Forms IP O I N V E S T O R P R E S E N T A T I O N

D I S C L A I M E R This confidential presentation (this “Presentation”) is for informational purposes only to assist interested parties who are either qualified institutional buyers or institutional accredited investors in making their own evaluation with respect to the proposed public offering of INNO Holdings Inc. (the “Company”). The information contained herein does not purport to be all - inclusive and the Company and its affiliates make, and each hereby disclaims, any representation or warranty, express or implied, as to the reasonableness, accuracy, completeness or reliability of the information contained in this Presentation. Viewers of this Presentation should make their own evaluation of the Company and of the relevance and accuracy of the information and should make such other investigations as they deem necessary. None of the Company nor any of their respective affiliates, directors, officers, employees, advisers or representatives or the underwriters will be responsible or liable for any loss howsoever arising from these materials or any information presented or contained in or derived from these materials. The information presented or contained in these materials is subject to change without notice and its accuracy, fairness or completeness is not guaranteed. The information contained in this Presentation is highly confidential and may not be forwarded, published or distributed, directly or indirectly, to any other person (whether within or outside your organization or firm) for any purpose and may not be reproduced in any manner whatsoever. Any forwarding, publication, distribution or reproduction of this presentation in whole or in part is unauthorized. This Presentation contains forward - looking statements, including statements about the Company’s business and financial outlook, strategy and market opportunity, and other descriptions and information regarding the intent, belief, or current expectations of the Company or its officers about the future. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” or words of similar meaning. These statements are forward - looking statements within the meaning of the U.S. securities laws. These forward - looking statements are made only, and are based on, estimates and information available to the Company, as of the date of this Presentation, and are not guarantees of future performance. All statements other than statements of historical fact in this Presentation are forward - looking statements, including but not limited to, the Company’s goals and growth strategies; the Company’s expectations regarding demand for and market acceptance of the Company’s brand and platforms; the Company’s future business development, results of operations and financial condition; the Company’s ability to establish manufacturing operations in the United States; the we Company’s ability to maintain and improve the Company’s infrastructure necessary to operate the Company’s business; competition in the building/construction industry; the expected growth of, and trends in, the markets for the Company’s products and services in the markets in which jurisdictions that we sell the Company’s products; the expected growth of, and trends in, the markets for the Company’s products and services in the markets in which jurisdictions that sell the Company’s products; the effect of supply chain issues on the Company’s ability to manufacture and the Company’s ability and the ability of the Company’s distributors to distribute product; the development of a market for cold - formed steel framing product and the Company’s ability to market cold formed steel products; effects of the COVID - 19 pandemic and steps taken by governments to address the pandemic and the effect of the COVID - 19 pandemic on the Company’s supply chain; government policies and regulations relating to the Company’s operations, including regulations relating to the sale and distribution of the Company’s cold - formed steel products and those relating to manufacturing operations; the Company’s ability to develop and maintain effective disclosure controls and internal controls over financial reporting; the Company’s ability to use of proceeds from its proposed initial public offering in the manner contemplated by the Company; the effect of any sales or the anticipation of sales by the selling stockholders upon the market price of the Company’s common stock; the Company’s ability to comply meet the initial listing requirement on the Nasdaq Stock Market and the continued listing standards; the Company's ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company's operating results and financial condition and the price of its common stock; the Company's ability to attract and retain qualified senior management personnel and research and development staff; and assumptions underlying or related to any of the foregoing and other risks detailed in the Company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward - looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward - looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward - looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results. PROPRIETARY AND CONFIDENTIAL

D I S C L A I M E R In this Presentation, the Company rely on and refer to certain information and statistics regarding the markets and industries in which the Company competes. Such information are based on management’s estimates and/or obtained from third - party sources, including reports by market research firms and company filings. While the Company believes such third - party information is reliable, there can be no assurances as to the accuracy or completeness of the indicated information. The Company has not independently verified the accuracy or completeness of the information provided by the third - party sources. This Presentation and any oral statements made in connection with this Presentation are not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy or a recommendation to purchase any security of the company or any of its affiliates, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sales would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or in reliance on an exemption from the registration requirements of the Securities Act. You should not construe the contents of this Presentation as legal, tax accounting, or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to the legal, financial, and related matters concerning the matters described herein, and by accepting this Presentation, you confirm that you are not replying upon the information contained herein to make any decision. The distribution of the Presentation may also be restricted by law and persons into whose possession this Presentation comes should information themselves about and observe any such restrictions. The recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non - public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities (b) familiar with the Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), and that the recipient will neither use, nor cause any third party to use, this Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b - 5 thereunder. THIS PRESENTATION IS BEING DISTRIBUTED TO SELECTED RECIPIENTS ONLY AND IS NOT INTENDED FOR DISTRIBUTION TO , OR USE BY, ANY PERSON OR ENTITY IN ANY JURISDICTION OR COUNTRY WHERE SUCH DISTRIBUTION OR USE WOULD BE CONTRARY TO APPLICABLE LAW OR REGULATION. AS OF THE DATE HEREOF, NONE OF THE INFORMATION CONTAINED HEREIN HAS BEEN FILED WITH THE SEC, ANY SECURITIES ADMINISTRATOR UNDER ANY SECURITIES LAWS OF ANY U.S OR NON - U.S JURISDICTION, OR ANY OTHER U.S OR NON - U.S. GOVERNMENTAL OR SELF - REGULATORY AUTHORITY. NO SUCH GOVERNMENTAL OR SELF - REGULATORY AUTHORITY WILL PASS ON THE MERITS OF ANY OFFERING OF INTERESTS IN CONNECTION TO THE COMPANY OR THE ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO TE CONTRARY IS UNLAWFUL. PROPRIETARY AND CONFIDENTIAL

OFFERING SUMMARY

Issuer:	INNO HOLDINGS INC.
Proposed Listing/Symbol:	NASDAQ Capital Market / INHD
Offering Type:	Initial Public Offering
Securities Offered:	Class A Common Stock
Offering Size:	~$10 MM
Price Range:	~$4.00-$5.00
Use of Proceeds:	General Corporate Purpose, which may include (i) Increase our marketing capabilities; (ii) Increase our production capacity; (iii) Expand research and development; (iv) Other working capital and general corporate purposes; and (v) Create a public market for our common stock.
Expected Pricing Date:	TBD
Underwriters:	AC Sunshine Securities LLC

PROPRIETARY AND CONFIDENTIAL

OVERVIEW

50%
Revenue Growth Y/Y[1]

5
Patents Pending[2]

270%
Customer Growth Y/Y[1]

$15-20M
Approximate Customer Backlog[3]

Notes: 1. Revenue growth and customer growth from F2021 to F2022, September quarter end;
2. Patents Pending as of March 6, 2023; 3. R&D pipeline based on internal estimates
3. Based on signed customer contracts as of March 31, 2023

PROPRIETARY AND CONFIDENTIAL

Quality, Affordable, and Sustainable Shelter for All We’re aiming to change the world for the better by leveraging technology to lower the cost and environmental footprint of construction while creating more durable and resilient buildings. Our Mission & Vision Our Vision Our Mission PROPRIETARY AND CONFIDENTIAL

LEADERSHIP TEAM Meet the people who have shaped INNO to become one of the leaders in the construction industry. Their years of hard work and dedication has brought us to where we are today. CEO Dekui (D.K) Liu CFO Tianwei (Solomon) Li MBA F i nanc e E xp e r t Strategist Realtor COO Dr. Li (Alice) Gong Ph.D., MSBA O p e r a t i o n s W i z a r d Economist Music Lover Serial Entrepreneur Inventor Fisherman PROPRIETARY AND CONFIDENTIAL

The OPPORTUNITY We pre - build components in our factory, using innovative methods and sustainable materials. SAVE C O N S T R U C T I O N TURNKEY COST DELIVERY PROJECT ON TIME LESS LABOR LESS DELAY O F F - SI T E C O N S T R U C T I O N with STEEL FRAMING PROPRIETARY AND CONFIDENTIAL

INNO WAY

Compared to the tradtional wood framing

OPPORTUNITY SHIFT

INNO WAY	Traditional wood framing
• Predictable Outcomes • Fast, Reliable Construction • High Quality Control	x Variable Outcomes x Mix of unskilled / skilled labor x Poor quality control
• Efficient • Low waste of materials	x Inefficient x High waste of materials
• Minimal Rework • Predictability builds confident pricing	x Excessive rework x Variability drives mark-ups
• Highly Sustainable **	x Environmentally unfriendly*

** North American cold rolled steel is often at least partly derived from steel scraps or recycled steel in energy-efficient electric arc furnaces; our production scrap is recycled; our steel products are both long-lasting and recyclable

* Building and construction materials account for ~11% of global CO_2 emissions (*Global Status Report 2018, Global Alliance for Buildings and Construction & International Energy Agency*[1])

PROPRIETARY AND CONFIDENTIAL

$40B + Existing US Market Opportunity

U.S Framing + U.S. Prefabricated Home Mfg.



$6B
in 2023

U.S. Light-Gauge Steel Framing[1]



$25B
in 2023

U.S. Traditional Wood Framing[2]



$9B
in 2023

U.S. Prefab Home Manufacturing[3]

Sources: 1. INNO Holdings, Inc. estimate,
2. https://www.ibisworld.com/industry-statistics/market-size/wood-framing-united-states/,

3. https://www.ibisworld.com/industry-statistics/market-size/prefabricated-home-manufacturing-united-states/

PROPRIETARY AND CONFIDENTIAL

Intelligent Metal Framing Studs Castor Cube Luxury Prefab Home Mobile Factory Our Four Initial Products Have Gained Traction PROPRIETARY AND CONFIDENTIAL 1 0 1 S e r i e s Replicable Apartment/Condo Product

INNO METAL STUDS (IMS) C A S T O R B U I L D I N G T E C H N O L O G I E S (CBT) INNO RESEARCH INSTITUTE (IRI) INNO HOLDINGS Three Established Subsidiaries PROPRIETARY AND CONFIDENTIAL

• METAL FRAMING STUDS • WALL PANELS • TRUSSES • JOISTS • REPLICABLE APARTMENT PRODUCT PROPRIETARY AND CONFIDENTIAL

LIGHT GUAGE STEEL STUDS & PANELS

CUSTOM FORMED

We leverage **proprietary steel forming equipment** for rapid, low-cost production of steel framing

FACTORY MADE

~70% of the framing work is **completed in our factory**[1]

FASTER

Custom framing members can speed on-site framing and **reduce labor costs by 50% or more**[1]

REDUCED WASTE

Factory-built studs can virtually **eliminate on-site framing waste**[1]

Source: 1. Based on INNO Holdings observations and estimates

PROPRIETARY AND CONFIDENTIAL

IMS Framing is Superior to Wood

INNO METAL STUD	WOOD
Infinitely recyclable	Deforestation; loss of carbon sink
Virtually no waste	10-20%+ construction waste
Rapid on-site construction	Long construction times
Non-combustible	Flammable
Termite, rodent, and mildew resistant	Susceptible to mold and infestations
Durable	Can degrade or rot over time
Flood resistant	Susceptible to water damage
Dimensionally stable and true	Warped, uneven, imprecise
3.5x stronger than wood	Weaker than steel
Clean interior air; no off-gassing	Potential chemical/mold air contaminants
Lower insurance premiums	Higher insurance premiums

Superior Earthquake Resistance Compared to Wood





PROPRIETARY AND CONFIDENTIAL

16 PROPRIETARY AND CONFIDENTIAL VILLAGE 101 REPL I C A BL E A P A R T ME N T P R O D U CT

17

Village 101

A prototype building tech community that can be replicated nationwide

01 Innovative Material Save Construction Costs

02 Duplicate Plan Set

03 Product Pipeline

04 The Extensibility of Community Attributes

Prefab Steel Structures Features with Innovative Cladding Material will save construction cost.

By meeting the requirements in the designated parcel, we can eliminate project design process, allowing us to quicky replicate, save time and money.

Our pipeline includes various apartment product options with different unit sizes, ranging from 15 to 150 units.

After the implementation of Village 101, it can drive surrounding industries, services, and employment opportunities, which can also become clients of other product lines offered by INNO, leveraging INNO's services.

PROPRIETARY AND CONFIDENTIAL

IoT System INNO ‘STARLINK’ IoT Production Management System Our main executive office is equipped with the most advanced IoT technology and ‘STARLINK’ conceptual management idea to manage production remotely. The INNO production management system solves the current heavy asset management’s pain points which is ideal for establishing traditional manufacturing factories globally. Technology Advantages PROPRIETARY AND CONFIDENTIAL

Existing Capacity Can Support Substantial Revenue Growth

Flexible Manufacturing

Primary manufacturing site is in Texas; **mobile manufacturing** can be situated **at the construction site** for rapid production

National Reach

We supply metal framing components throughout the U.S.

High Quality

Products meet the **highest quality standards**: INNO received ICC-ES: ESR-4641 certification in July, 2020, and three ISO certifications in October, 2020

100% MADE IN USA

Materials are locally sourced and products are **100% made in the U.S.**

PROPRIETARY AND CONFIDENTIAL

PROPRIETARY AND CONFIDENTIAL

castor cube Modern Prefab Homes

Highly Efficient

Low maintenance, efficient, affordable, modern prefab home

Portable

743 sqft.; fits on a trailer for **easy transportation and installation**

Durable

Designed to **resist earthquakes, wind gusts, and pests**

Proprietary to INNO

Leverages **metal framing** and our innovative aluminum honeycomb panels

Fast & Predictable

Completely premanufactured at our facilities, with initial projected capacity of **one home per day**

PROPRIETARY AND CONFIDENTIAL

PROPRIETARY AND CONFIDENTIAL

IE RY D C O N F I D E N T I A L INNO RESEARCH INSTITUTE (IRI) ENGINEERING SERVICES RESEARCH AND DEVELOPMENT

INNO RESEARCH INSTITUTE

EXPERT LEADERSHIP

Our research institute is **led by Dr. Yu**, currently a professor at the University of North Texas; Dr. Yu collaborates with UNT's Structural Testing Laboratory

VALUABLE IP

Our research efforts are perhaps our most significant **competitive advantage**; we have a **pipeline of over 100 potentially patentable innovations**

CATEGORY LEADER

Current research includes the development of high-strength, large-span trusses and other **metal framing innovations**

COMMERCIAL FOCUS

Our product development focuses on **products with strong potential for commercial success**

ENGINEERING SERVICES

IRI provides engineering services and consulting for our customers

PROPRIETARY AND CONFIDENTIAL

FINANCIALS PROPRIETARY AND CONFIDENTIAL

INNO IS GROWING

INNO has achieved significant growth despite the challenging economic conditions brought on by the Covid-19 pandemic. Despite the adverse effects of these events, INNO has continued to flourish and exhibit robust growth. This speaks to the resilience and adaptability of the company, which has managed to weather and storm and emerge even stronger.

50% ↑
ANNUAL RENENUE GROWTH RATE

270% ↑
ANNUAL CUSTOMER GROWTH RATE

*includes 55% repeat customers Y/Y


15 customers
F2021
$3.0m
F2021
ANNUAL REVENUE ($M)
$4.5m
F2022
ANNUAL REVENUE ($M)
46 customers
F2022

PROPRIETARY AND CONFIDENTIAL

$15 - 20 Millions • Our backlog as of March 31, 2023 is approximately $15 - 20mm. • O u r b a c k l o g c o n s i s t s o f all remaining payments related to our signed customer contracts. • We expect revenue f r o m t h e se co n t r a ct s t o be realized within 24 months. PROPRIETARY AND CONFIDENTIAL

PROPRIETARY AND CONFIDENTIAL 1 2 3 4 Investing to support growth Expanding R&D, Marketing, Sales Existing Capacity can support substantial revenue growth Large project pipeline Financial Metrics F2021 F2022 Revenue (x 1,000) $3,004 $4,503 G r o s s Margin 35.4% 24.4% Net Income (x1,000) ($106) ($1,009) S i x M o n t h s E n de d M a rc h 31 F2022 Q1&Q2 F 202 3 Q 1& Q2 Revenue (x 1,000) $2,077 $398 G r o s s Margin 38.7% 7.2% Net Income (x1,000) ($489) ($1,393) Notes: The decline in revenue primarily resulted from a decrease in customer construction activity, a decline in the number of customers, and a decline in the average size of projects.

Planned Levers for Continued Growth

Large and Growing Project Pipeline

Increased focus on replicable apartments, light commercial projects, and multi-unit home developments

Expanded Sales and Marketing Efforts

We plan to invest in sales and marketing to educate customers about the benefits of our products

Launch of Castor Cube Pre-fab Homes in Late-2023

We anticipate strong demand, with the potential for multi-unit sales to land developers

Continue Delivering Innovative Products

We plan to invest in INNO Research Institute to develop new products that deliver high value for our customers

PROPRIETARY AND CONFIDENTIAL

I N N O H O L D I N G S I N C . I N V E S T O R P R E S EN T A TI O N T h a nk You PROPRIETARY AND CONFIDENTIAL